Exhibit 4.2
DESCRIPTION OF SECURITIES
The following is a brief description of (1) the Class A common stock, par value $0.01 per share (the “Class A common stock” or “Common Stock”), of Manning & Napier, Inc. (the “Company,” “we,” “our” or “us”), and (2) the Common Stock purchase rights, representing the right to purchase from us one share of Common Stock (the “Rights”), which are the securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description is not complete and is qualified by reference to our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Rights Agreement by and between us and American Stock Transfer & Trust Company, LLC (“Rights Agent”) with respect to the Rights (“Rights Agreement”).
Our certificate of incorporation authorizes us to issue 300,102,000 shares of capital stock, which consist of:
•300,000,000 shares of Class A common stock, par value $0.01 per share;
•2,000 shares of Class B common stock, par value $0.01 per share (the “Class B common stock”); and
•100,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).
Description of Class A Common Stock
Holders of our Class A common stock are entitled to one vote per share on each matter submitted to a vote of our stockholders and do not have cumulative voting rights. All matters to be voted on by holders of common stock, other than the election of directors, must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock, voting together as a single class. No shares of our Class B common stock are currently outstanding. Our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of stockholders and entitled to vote in the election of directors.
Holders of Class A common stock are entitled to receive dividends and other distributions ratably when, as and if declared by the board of directors out of legally available assets or funds.
In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock are entitled to receive the assets available for distribution to our stockholders ratably in proportion to the number of shares they own, determined as a single class of Class A common stock only.
Holders of Class A common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Impact of Exchange Agreement
We are party to an exchange agreement with M&N Group Holdings, LLC, Manning & Napier Capital Company, LLC (“MNCC”) and the other direct holders of units of Manning &
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Napier Group, LLC. This exchange agreement is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Subject to restrictions set forth in the exchange agreement, certain of our employee-owners, and M&N Group Holdings and MNCC on behalf of William Manning and our other employee-members that are direct or indirect members of M&N Group Holdings and MNCC, are entitled to exchange units of Manning & Napier Group for shares of Class A common stock on a one-for-one basis. At our option, we may choose to pay an amount of cash equal to the number of units exchanged multiplied by the value of one share of Class A common stock, less a market discount and expected expense, in lieu of issuing additional shares of Class A common stock. To the extent exchanges of units for shares of Class A common stock occur, the beneficial ownership and voting power of current holders of Class A common stock will be reduced.
Potential Impact of Voting Rights of Class B Common Stock
Although no shares of Class B common stock are currently outstanding, any shares of Class B common stock that may be issued in the future would have certain rights and preferences superior to the Class A common stock. The Class B common stock has superior voting rights to the Class A common stock as set forth in the formula in our certificate of incorporation, which provides the holder of our Class B common stock control of a majority of the vote on all matters to be submitted to a vote of stockholders. This mechanism would allow for the Class B common stock to control the Company.
Potential Impact of Preferred Stock
Our certificate of incorporation permits our board of directors, without vote or further action by the stockholders, to issue up to 100,000 shares of preferred stock in one or more series and to fix or alter the terms of each series of preferred stock, within the limits of the certificate of incorporation and applicable provisions of Delaware corporate law. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation, voting and other rights of the holders of Class A common stock. The issuance of preferred stock with voting and conversion rights may dilute the voting power of the holders of Class A common stock and impact the market price of our Class A common stock.
Description of Rights
On April 13, 2020, the independent directors of our Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock outstanding at the close of business on April 24, 2020 (the “Record Date”). Each Right represents the right to purchase from us one (subject to adjustment) share of Common Stock, at a price of $12.00 per share of Common Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference. The Rights Agreement is intended provide all stockholders with the opportunity to benefit from the long-term prospects and value of our Company and to ensure that all stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company.

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Distribution
Until the Distribution Date (as defined below), the Rights will be evidenced by the Common Stock certificate, or, in the case of Common Stock held in uncertificated form, by the transaction statement or other record of ownership of such Common Stock, and not by separate Rights Certificates (as hereinafter defined). The term “Distribution Date” means the earlier of (a) the close of business on the 10th business day (any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close) following the first date of public announcement by the Company or a person or group of affiliated or associated persons or persons acting jointly or in concert with such person or group (with certain exceptions, an “Acquiring Person”) that an Acquiring Person has acquired 15% or more of our outstanding Common Stock (“Stock Acquisition Date”) or (b) the close of business on the 10th business day (or such later date as may be determined by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons or persons acting jointly or in concert with such persons of 15% or more of our outstanding Common Stock. Certain synthetic interests in securities created by derivative positions are treated as beneficial ownership of the notional or other number of shares of Common Stock that, pursuant to the documentation evidencing the derivative security, may be acquired upon the exercise or settlement of the applicable security or as the basis upon which the value or settlement amount of such security, or the opportunity of the holder of such derivative security to profit or share in any profit, is to be calculated, in whole or in part, and in any case (or if no such number of shares of Common Stock is specified in such documentation or otherwise) as determined by the Board in good faith to be the number of shares of Common Stock to which the derivative security relates.
Transfer of Rights and Certificates.
The Rights Agreement provides that, until after the close of business on the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and, with respect to any uncertificated book entry shares issued after the Record Date, proper notice will be provided that incorporates the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock (or book entry shares of Common Stock) outstanding as of the Record Date, even without such notation or a copy of a summary of rights being attached thereto (or such notice, in the case of book entry shares), will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate or book entry shares, as the case may be. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Right Certificates”) will be mailed to (or credited to the account of) holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.
Exercise Period
The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date, unless the Final Expiration Date is extended, or the Rights are earlier

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redeemed or exchanged by the Company or if one year from the date of the Rights Agreement if approval of the Rights Agreement by the Company’s stockholders has not been received prior to such time. The term “Final Expiration Date” is defined in the Rights Agreement and generally means April 14, 2023.
Adjustments
The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights, and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise
Exercise of Rights for Common Stock
In the event that any Person becomes an Acquiring Person, the Board may, at its option, provide that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the purchase price of the Right. Alternatively, the Company may issue or pay cash, property, other securities, or any combination thereof (“Common Stock Equivalents”) having an aggregate value equal to the shares of Common Stock that would otherwise have been issuable on exercise of a Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the Right, that number of shares of common stock of the acquiring corporation that at the time of such transaction will have a market value of two times the purchase price of the Right. In the event that there is not sufficient authorized but unissued shares of Common Stock or treasury shares to permit the exercise in full of the Rights, the Company is obligated to take all action as may be necessary to authorize additional Common Stock for issuance upon exercise of the Rights, or the Company may pay cash and/or other securities equal to the Purchase Price per Right.
Redemption of Rights
At any time prior to (i) the Distribution Date, (ii) the Final Expiration Date or (iii) one year from the date of the Rights Agreement if approval of the Rights Agreement has not been received from the Company’s stockholders prior to such time, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). Immediately

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upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.
Amendments
At any time prior to the Distribution Date, the terms of the Rights may be amended by the Board without the consent of the holders of the Rights. From and after the Distribution Date, the Rights Agreement may be amended by the Board in any manner which would not adversely affect the interests of the any of the holders of the Right Certificates (other than an Acquiring Person or an affiliate, associate or Person acting jointly or in concert thereof) without the approval of any holders of Right Certificates.
Rights Prior to Exercise
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Advance Notice of Stockholder Proposals and Nominations
Our bylaws include an advance notice procedure for stockholders to bring matters before stockholder meetings, including to nominate candidates for election to our board of directors. The advance notice procedure specifies the information stockholders must include in their notice and the timeframe in which they must give us notice. For notice of nominations or other business to be brought before a meeting of stockholders to be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in our bylaws. This notice proposing to nominate a person for election as a director or proposing other business must contain certain information specified in our bylaws.
The stockholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Restrictions on Call of Special Meetings and Action by Written Consent
Our bylaws provide that special meetings of stockholders may only be called by the board of directors, the chairman of our board of directors or our chief executive officer. In addition, the only business that may be conducted at a special meeting of stockholders is the business stated in the notice of the special meeting. Our bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent or by electronic transmission.
Amendment of Bylaws
Our certificate of incorporation grants our board of directors the power to adopt, amend or repeal our bylaws in any manner not inconsistent with applicable law.
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